UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2018

I.D. SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15087	22-3270799
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

123 Tice Boulevard, Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 996-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 15, 2018, the Compensation Committee of the Board of Directors of I.D. Systems, Inc. (the “Company”) increased the annual base salary of Chris Wolfe, the Chief Executive Officer of the Company, to $325,000.

On August 20, 2018, the Company entered into a Severance Agreement (the “Severance Agreement”) with Mr. Wolfe. The Severance Agreement provides Mr. Wolfe with certain severance and change in control benefits upon the occurrence of one of the following events: (a) the termination of Mr. Wolfe’s employment by the Company without cause (“Trigger Event”) or (b) the termination of Mr. Wolfe’s employment by the Company without cause or Mr. Wolfe’s resignation for good reason within six months following a change in control event (“Change in Control Trigger Event”). The termination of Mr. Wolfe’s employment due to his death or disability will in no event be considered a Trigger Event or Change in Control Trigger Event.

Pursuant to the terms of the Severance Agreement, Mr. Wolfe shall execute and deliver a general release agreement (the “Release”) to the Company within 45 days after the occurrence of a Trigger Event or Change in Control Trigger Event (or such shorter period as may be required by the Release). Upon the earlier of the expiration of any applicable revocation period required for the Release to be effective with respect to age discrimination claims and the date on which it is otherwise permitted to be effective and irrevocable under applicable law, Mr. Wolfe shall be entitled to the following severance benefits: (i) cash payments either (A) in the event of a Trigger Event, at the rate of his annual base salary, or (B) in the event of a Change in Control Trigger Event, at twice the rate of his annual base salary, in each case as in effect immediately prior to the Trigger Event or Change in Control Trigger Event, as the case may be, for a period of 12 months (such period, the “Severance Period”), made as a series of separate payments that are payable in accordance with the Company’s standard payroll practices; (ii) a waiver of any remaining portion of Mr. Wolfe’s healthcare continuation payments under COBRA for the Severance Period, provided that he timely elects COBRA coverage and continues to make contributions for such coverage equal to his contribution amount in effect immediately preceding the date of his termination of employment; (iii) partial accelerated vesting of his previously granted stock options and restricted stock awards, such that (to the extent not already then vested) a portion of these awards shall vest and/or become exercisable, in each case on a pro-rated basis that takes into account the number of months elapsed since the date of grant as compared to the scheduled vesting date (provided that the terms of the Company’s equity compensation plans shall continue to govern acceleration of vesting in the event of a change of control as defined in such plan); and (iv) in the event of a Change in Control Trigger Event, a pro-rata portion of any bonus that would have been payable to Mr. Wolfe with respect to the year of termination based on the achievement of predetermined Company objectives used to determine the Company’s performance.

As a condition to the Company’s obligations under the Severance Agreement, Mr. Wolfe is required to execute and deliver to the Company a restrictive covenants agreement, a form of which is attached to the Severance Agreement, containing covenants regarding confidentiality, assignment of inventions, non-competition and non-solicitation. These restrictive covenants shall be in effect during the Severance Period.

The description of the Severance Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Severance Agreement, dated August 20, 2018, between I.D. Systems, Inc. and Chris Wolfe.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I.D. SYSTEMS, INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

Date: August 21, 2018